SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                              1934


Filed by the Registrant   [x]
Filed by a Party other than the Registrant   []
Check the appropriate box:
[x]  Preliminary Proxy Statement (Revised)
[]   Confidential, for Use of the Commission Only (as permitted by
          Rule 14a-6(e)(2))
[]   Definitive Proxy Statement
[]        Definitive Additional Materials
[]   Soliciting Materials Pursuant to Section 240.14a-11(c) or
          Section 240.14a-12

         Questar Corporation
      (Name of Registrant as Specified In Its Charter)

      (Name of Person(s) Filing Proxy Statement if other than the Registrant) Payment of Filing Fee (Check the appropriate box):
[]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A
[] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)   Total fee paid:

[x]   Fee paid previously with preliminary materials.
[]   Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1)   Amount Previously Paid:

     2)   Form, Schedule or Registration Statement No.:

     3)   Filing Party:

     4)   Date Filed:

QUESTAR CORPORATION            SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
180 East First South                        ANNUAL MEETING, MAY 21, 1996
P. O. Box 45433
Salt Lake City, Utah 84145-0433

PROXY The undersigned stockholder of QUESTAR CORPORATION does hereby constitute and appoint R. D. CASH and JAMES A. HARMON, or either of them, the true and lawful attorney-in-fact and proxy with all the powers that the undersigned would possess, if personally present, to vote the stock of the undersigned at the Annual Meeting of Stockholders of the Company to be held at the office of Mountain Fuel Supply Company, 1140 West Second South, Salt Lake City, Utah, on Tuesday, May 21, 1996, at 10:00 a.m., local time, and at any adjournments thereof, upon the matters described in the Notice of Annual Meeting and Proxy Statement, dated April 8, 1996, receipt of which is hereby acknowledged, and upon any other business that may come before the meeting or any adjournments or postponements.

                 Dated:                                              ,1996

                 (Signature)


                 (Signature)


                    Please date and sign exactly as name appears hereon. When signing as Attorney, Executor, Administrator, Trustee, Guardian, etc., give full title. If stock is held jointly, each joint owner should sign. If stock is owned by a corporation, please sign full corporate name
(Please turn over)  by duly authorized officer.

     This proxy, when properly executed will be voted in the manner directed by the stockholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES, FOR PROPOSAL NO. 1, 2, AND 3, AND AGAINST PROPOSAL NOS 4 AND 5.

The Board recommends a vote FOR the election of directors and for Proposals 1, 2, and 3.

     To elect four directors of the Company.  Nominees:    Patrick J. Early,
Dixie L. Leavitt, Mary Mead, and D. N. Rose

     [] VOTE FOR all nominees listed above, except as marked to the contrary above (if any). To withhold your vote for any individual nominee, strike a line through his name in the list above.

     []   VOTE WITHHELD from all nominees.

     Proposal No. 1:     To consider and approve amendments to the Company's
Long-Term Stock Incentive Plan.

     []   FOR            []   AGAINST             []   ABSTAIN

     Proposal No. 2:     To consider and approve amendments to the Company's
Stock Option Plan for Directors.

     []   FOR            []   AGAINST             []   ABSTAIN

     Proposal No. 3 To consider and approve a new Directors' Stock Plan.

     []   FOR            []   AGAINST             []   ABSTAIN

THE BOARD RECOMMENDS A VOTE AGAINST THE TWO STOCKHOLDER PROPOSALS.

     Proposal 4: To adopt a resolution recommending confidential voting.

     []   FOR            []   AGAINST             []   ABSTAIN

     Proposal 5: To adopt a resolution recommending a revision to the Company's Executive Severance Compensation Plan.

    []    FOR            []   AGAINST             []   ABSTAIN

     In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting, or any adjournments or postponements of such meeting.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

Please mark if your address has changed and correct your address on the
reverse side.    []

                             (Logo)

                      QUESTAR CORPORATION
                  180 East First South Street
                        P. O. Box 45433
                Salt Lake City, Utah 84145-0433

             ______________________________________

            NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                   To be Held on May 21, 1996
            _______________________________________

     The Annual Meeting of Stockholders of Questar Corporation, a Utah corporation (the "Company"), will be held at 1140 West Second South, Salt Lake City, Utah, on Tuesday, May 21, 1996, at 10:00 a.m., local time, for the following purposes:

     1.   To elect four directors to hold office for three years;
     2. To consider and approve amendments to the Company's Long-Term Stock Incentive Plan that would permit the plan to qualify as a performance-based plan under applicable tax regulations, enlarge the group of eligible participants, and extend the exercise term after retirement;
     3. To consider and approve amendments to the Company's Stock Option Plan for Directors that would extend the term and reserve additional shares;
     4. To consider and approve a new Directors' Stock Plan that would permit directors to be paid with shares of the Company's common stock;
     5. To consider and act on a stockholder proposal opposed by the Board of Directors recommending that the Company adopt confidential voting;
     6. To consider an act on a stockholder proposal opposed by the Board of Directors recommending a revision to the Company's Executive Severance Compensation Plan (Proposal No. 5); and
     7. To transact such other business as may properly come before the meeting.

     Stockholders of record as of March 22, 1996, are entitled to receive notice of and to vote at the Annual Meeting. If you have your shares registered in the name of a brokerage firm or trustee and plan to attend the meeting, please obtain a letter, account statement, or other evidence of your beneficial ownership of shares to facilitate your admittance to the meeting.

                                   By Order of the
                                   Board of Directors


                                   Connie C. Holbrook
                                   Vice President and Secretary
Salt Lake City, Utah
April 8, 1996

                     YOUR VOTE IS IMPORTANT.

     It is important that as many shares as possible be represented at the Annual Meeting. Please date, sign, and promptly return your white proxy card in the enclosed envelope (which requires no postage if mailed within the United States). Your proxy may be revoked by you at any time before it is voted.

     The address noted above for the Company's Annual Meeting is Mountain Fuel Supply Company's Operations Center in Salt Lake City, Utah. Free parking is available at the building.

                      QUESTAR CORPORATION
                        PROXY STATEMENT

                          May 21, 1996

     This Proxy Statement is being furnished to stockholders of Questar Corporation, a Utah corporation, in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on Tuesday, May 21, 1996, at 10:00 a.m., local time, and any adjournment or adjournments of such meeting. At the Annual Meeting, holders of common stock will elect four directors of the Company, each for a three-year term, and act upon a proposal to amend the Company's Long-Term Stock Incentive Plan, a proposal to amend the Company's Stock Option Plan for Directors, a proposal to adopt a new Directors' Stock Plan, and, if properly brought before the meeting, a stockholder proposal set forth in this Proxy Statement.

                   Record Date; Vote Required

     Only stockholders of record at the close of business on March 22, 1996, will be entitled to notice of and to vote at the Annual Meeting. At such date, 40,759,238 shares of common stock were outstanding. Each share of common stock will be entitled to one vote on each matter coming before the meeting. In order to elect the four directors, the affirmative vote of the holders of a plurality of the shares of common stock present and entitled to vote at the Annual Meeting, provided a quorum is present, is required. Any proposals, to be approved, require the receipt of more affirmative votes than negative votes cast for shares represented at the meeting, assuming a quorum is present. The Company's Bylaws provide that votes "withheld" from director nominees will not be counted for purposes of determining whether such individuals receive a plurality of votes. Shares registered in the names of brokers or other "street name" nominees for which proxies are voted for some but not all matters (broker nonvotes) will be considered as voted only as to those matters actually voted.

                    Proxies and Solicitation

     Shares of common stock represented by properly executed proxies received at or prior to the Annual Meeting will be voted in accordance with specified instructions. If no instructions are indicated, proxies representing shares of common stock will be voted for the Board of Directors' nominees for director, for the proposals recommended by the Board of Directors, and against the stockholder proposal. Execution of a proxy will not prevent a stockholder from attending the Annual Meeting and voting in person. Any stockholder giving a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company written notice of revocation bearing a later date than the proxy, by delivering a later-dated proxy, or by voting in person at the Annual Meeting. Attendance at the Annual Meeting, in and of itself, will not constitute revocation of a proxy.

     This solicitation is made on behalf of the Board of Directors, and all expenses of this solicitation will be paid by the Company. Any costs incurred to mail solicitation materials for the stockholder proposal will be paid by the stockholder. In addition to solicitation of proxies by use of mail, the directors, officers, and regular employees of the Company may solicit proxies. Such persons will receive no additional compensation for such services. The Company has requested that brokerage houses, and other custodians, nominees, and fiduciaries forward solicitation materials to the beneficial owners of shares of common stock held of record by such persons. The Company will reimburse such brokers and other fiduciaries for their reasonable out-of-pocket expenses incurred in connection with such request. The Company has hired Kissel-Blake, Inc., 110 Wall Street, New York, NY 10005, to assist in the solicitation of proxies for which the Company will pay a fee of approximately $7,500 plus expenses.

                     ELECTION OF DIRECTORS

     The Company's Restated Articles of Incorporation provide for a board of 13 directors, divided into three classes, approximately equal in number, elected to serve three-year terms.

     The Board of Directors of the Company has selected Patrick J. Early, Dixie L. Leavitt, Mary Mead, and D. N. Rose as the nominees for whom shares of common stock represented by the enclosed proxy will be voted, unless otherwise specified on the proxy. All of the nominees currently serve as directors of the Company.

     The Board of Directors has no reason to believe that any nominee will be unwilling or unable to serve as a director. However, in the event that any nominee is unwilling or unable to serve as a director, the proxy holders named in the enclosed proxy may vote, in their discretion, for any other person.
The directors elected at the Annual Meeting will serve three-year terms.

     Information concerning the nominees for election as directors and the current directors of the Company whose terms will continue after the Annual Meeting is set forth below. Unless otherwise indicated, the nominees have been engaged in the same principal occupation for the past five years. Ages are correct as of the date of the Proxy Statement. Share information is correct as of March 1, 1996.

                            Nominees

[Picture]           Mr. Patrick J. Early, age 63, served as Vice Chairman
               of Amoco Corporation from July of 1992 until his retirement in April of 1995. He was also a director of Amoco Corporation from 1989 to his retirement. Prior to service as Vice Chairman, Mr. Early served as President of Amoco Production Company from September 1987 to July of 1992. He was appointed to serve as a director of the Company, effective August 1, 1995, to fill a vacancy. He is a member of the Board of Trustees of the Museum of Science and Industry in Chicago and a member of the Board of Advisors of Catholic Charities in Chicago. Mr. Early owns 1,000 shares of the Company's common stock.

[Picture]           Mr. Dixie L. Leavitt is the founder and Chairman of
               the Board of the Leavitt Insurance Group (a group of approximately 54 independent insurance agencies located in seven western states). Mr. Leavitt, age 66, is also President and Chairman of entities engaged in dairy, cattle, agriculture, and real estate operations in Utah and southern Nevada. He has been a director of the Company since 1987 and also serves as a director of Zions First National Bank. Mr. Leavitt is the beneficial holder of 18,863 shares of the Company's common stock, including 7,000 shares under vested stock options.

[Picture]           Mrs. Mary Mead is a rancher in Jackson, Wyoming.  Mrs.
               Mead, age 60, has served as a director of the Company since 1990 and also serves as a director of Jackson State Bank. She is the beneficial holder of 12,800 shares of the Company's common stock, including 3,500 shares under vested stock options.

[Picture]           Mr. D. N. Rose serves the Company as Executive Vice
               President, a position to which he was appointed February 13, 1996. He is also President and Chief Executive Officer of Mountain Fuel Supply Company (a subsidiary of the Company engaged in retail natural gas distribution). He has served in this position and as a director of the Company since 1984. Mr. Rose, age 51, is also a trustee of Westminster College and a director of Key Bank of Utah. He is the beneficial holder of 65,886 shares of the Company's common stock, including 28,500 shares under vested stock options.

      Continuing Directors (Present Term Expires in 1997)

[Picture]           Mr. U. Edwin Garrison is the retired Chairman of
               Thiokol Corporation, a position he held from July of 1991 to November of 1995. He also served as Chief Executive Officer of Thiokol from July of 1991 to July of 1993 and as President of Thiokol from July of 1989 to July of 1992. Mr. Garrison, age 68, has served as a director of the Company since 1991 and is also a director of Thiokol Corporation and First Security Corporation. He is the beneficial owner of 14,227 shares of the Company's common stock, including 3,650 shares under vested stock options.

[Picture]           Mr. W. Whitley Hawkins is the owner of a consulting
               firm, Hawkins Bricker International and HBI, Inc., which manufactures chemical coating products. He was President and Chief Operating Officer of Delta Air Lines from May of 1991 to March of 1993. He also served Delta Air Lines as Executive Vice President, Marketing and Stations, from August 1990 to May 1991. Mr. Hawkins, age 64, has served as a director of the Company since 1991 and also serves on the advisory council of SunTrust Bank, as a senior advisor to the American International Group, and on the advisory board of the International Airline Passengers Association. He is the beneficial owner of 7,370 shares of the Company's common stock, including 7,150 shares under vested stock options.

[Picture]           Mr. Robert E. Kadlec retired as President and Chief
               Executive Officer of BC Gas Inc., effective December 31, 1995. He currently has an investment and consulting firm, Kadlec Holdings. Mr. Kadlec, age 62, has been a director of the Company since 1987, is a director of BC Gas Inc., Trans Mountain Pipe Line Company Ltd., British Pacific Properties Ltd., International Forest Products Ltd., and is on the Advisory Board of Anderson Consulting. He is the beneficial owner of 14,750 shares of the Company's common stock, including 11,150 shares under vested stock options.

[Picture]           Mr. Harris H. Simmons has been the President and Chief
               Executive Officer of Zions First National Bank and Zions Bancorporation since December of 1990. He has served as President of Zions Bancorporation since April of 1986 and is also a director of Zions Bancorporation. He is the son of Roy W. Simmons, an emeritus director of the Company who was a director of the Company from 1968 to 1992. Mr. Simmons, age 41, has served as a director since November 1, 1992. He serves as Chairman of the Utah Symphony and the Economic Development Corporation of Utah, and as a trustee of Salt Lake Community College. Mr. Simmons is the beneficial owner of 4,800 shares of the Company's common stock, including 4,200 shares under vested stock options.

      Continuing Directors (Present Term Expires in 1998)

[Picture]           Mr. R. D. Cash has served as the Company's President
               and Chief Executive Officer since May of 1984 and as the Company's Chairman of the Board since May of 1985. Mr. Cash, age 53, has been a director of the Company since 1977 and also serves as a director of Zions First National Bank and Zions Bancorporation; a director of Associated Electric and Gas Insurance Services Limited; a member of the Board of Directors of the Federal Reserve Bank (Salt Lake Branch) of San Francisco; and a trustee of Southern Utah University.
               He is the beneficial holder of 223,211 shares of the Company's common stock, including 69,373 shares under vested stock options and 42,596 shares that are owned by two nonprofit foundations controlled by the Company.

[Picture]           Mr. James A. Harmon is Chairman of Schroder Wertheim &
               Co. Incorporated (investment bankers). He served as Chairman and Chief Executive Officer from 1986 through December 31, 1995. Mr. Harmon, age 60, has been a director of the Company since 1976 and also serves as a director of Schroder Plc and The Rank Organization Plc; Chairman of the Advisory Board of the Barnard-Columbia University Center for Leadership in Urban Public Policy; a trustee of Barnard College; and a trustee emeritus of Brown University. He is the beneficial holder of 28,964 shares of the Company's common stock, including 4,950 shares under vested stock options.

[Picture]           Mr. William N. Jones is Chairman of the Board, Lite
               Touch, Inc. (residential and commercial lighting systems). Mr. Jones, age 69, has been a director of the Company since 1981. He is a trustee of Intermountain Health Care, Inc. He is the beneficial holder of 12,218 shares of the Company's common stock, including 3,500 shares under vested stock options.

[Picture]           Mr. Neal A. Maxwell is a member of the Council of the
               Twelve for the Church of Jesus Christ of Latter-day Saints. Mr. Maxwell, age 69, has been a director of the Company since 1968 and also serves as a director of Deseret News Publishing Company and as a trustee of Brigham Young University. He is the beneficial holder of 10,078 shares of the Company's common stock, including 5,100 shares under vested stock options. (Mr. Maxwell has announced his retirement as of May 21, 1996.)

[Picture]           Mr. Gary G. Michael is Chairman and Chief Executive
               Officer of Albertson's, Inc. and has served in this position since February 1, 1991. He served as Vice Chairman and as Chief Financial and Corporate Development Officer of Albertson's from 1984 to January 31, 1992. Mr. Michael, age 55, has been a director of the Company since February of 1994. He is a director of Albertson's and a member of the Board of Directors of the Federal Reserve Bank of San Francisco. Mr. Michael is the beneficial holder of 3,400 shares of the Company's common stock, including 2,100 shares under vested stock options.

         INFORMATION CONCERNING THE BOARD OF DIRECTORS

Board Committees

     The Board of Directors is responsible for the Company's overall affairs. To assist with this responsibility, the Board has established several standing committees.

     The Executive Committee is vested with the authority to act as the Board of Directors in managing the affairs of the Company. Although this Committee has very broad powers, it meets only infrequently when it would be impractical to call a meeting of the full Board. Neal A. Maxwell serves as the Chairman of this Committee; other members include R. D. Cash, U. Edwin Garrison, James
A. Harmon, and W. Whitley Hawkins. The Executive Committee held a joint meeting during 1995 with the directors of Questar Pipeline Company, a subsidiary of Questar.

     The Finance and Audit Committee of the Board of Directors is currently chaired by U. Edwin Garrison. Other members of this Committee include James
A. Harmon, William N. Jones, Robert E. Kadlec, Dixie L. Leavitt, Neal A. Maxwell, Gary G. Michael, and Harris H. Simmons. During fiscal year 1995, the Finance and Audit Committee held two meetings, at which time the members reviewed financial statements, conferred with the Company's internal auditors and representatives of the external auditors concerning their respective examinations of the Company, and reviewed reports prepared for the Board of Directors.

     The Company's Board of Directors also has a Management Performance Committee with W. Whitley Hawkins serving as the current Chairman. Other members of this Committee include Patrick J. Early, U. Edwin Garrison, James
A. Harmon, William N. Jones, Robert E. Kadlec, Mary Mead, and Gary G. Michael. During 1995, the Committee held two meetings. The Committee reviews the salary and compensation arrangements paid the Company's officers and makes recommendations to the Board of Directors concerning such arrangements; administers the Stock Option Plan and the Long-Term Stock Incentive Plan; and makes recommendations about employees chosen to participate in the Annual Management Incentive Plans adopted by the Company and its major operating subsidiaries and about the performance objectives and awards made under such plans. (This Committee functions as the "Compensation Committee.") A report from this Committee concerning executive compensation is set forth later.

     The Company has a Nominating Committee consisting of R. D. Cash (Chairman), Robert E. Kadlec, Dixie L. Leavitt, Mary Mead, and Harris H. Simmons. This Committee was organized to select individuals for nomination as directors. The Nominating Committee held one meeting in 1995. Although the Nominating Committee will consider responsible recommendations by stockholders concerning nominees, it has not established any formal procedures for considering such nominees. The Company's Bylaws do specify procedures to follow if shareholders want to nominate candidates for election as directors at an annual meeting.

Attendance at Board and Committee Meetings

     The Company's Board of Directors held four regular meetings during 1995; Board Committees held a total of six meetings. The directors attended 100 percent of the aggregate of the meetings of the Board and of the meetings of the Committees on which they serve.

Directors' Compensation

     Messrs. Cash and Rose do not receive any remuneration for service as directors of the Company. They do, however, receive fees for service as directors of the Company's affiliates. All other directors are paid an annual fee of $12,000, payable in 12 monthly installments. They also receive fees of $800 for each Board meeting attended. With the exception of Mr. Cash, the Chairman of each Board Committee receives a fee of $750 for meetings of the Committee chaired by him. Other directors receive a fee of $600 for each Committee meeting attended.

     The Company and its major affiliated companies each have a Deferred Compensation Plan for Directors, under which directors can elect to defer all or any portion of the fees received for service as directors until their retirement from such service and can choose to have the deferred amounts earn interest as if invested in long-term certificates of deposit or be accounted for with "phantom shares" of the Company's common stock. (The term phantom stock refers to accounting entries that parallel the value of the Company's common stock. Directors choosing the phantom stock option are credited with the same number of shares and fractional shares that could have been purchased using the closing price of the Company's common stock on the date such fees would have been payable. The account balances are also credited with "shares" purchased with reinvested "dividends." Upon retirement, directors receive the cash equivalent of these phantom shares.) During 1995, several directors of the Company and its affiliates chose to defer receipt of the compensation earned by them for their service.

     The directors, other than Messrs. Cash and Rose, are also eligible to participate in the Stock Option Plan for Directors (Directors' Option Plan), which was approved by the Company's stockholders in May of 1987 and amended with shareholder approval effective March 1, 1991. Under the terms of this nondiscretionary plan, nonemployee voting directors receive nonqualified stock options at the first regular meeting of the Board of Directors held each year to purchase shares of the Company's common stock using the closing price of such stock on the date of grant as the exercise price. The number of shares covered by the options granted to directors is specified in the plan. Optionees, under the terms of the Directors' Option Plan, can use cash or other shares of the Company's common stock (valued at the closing price of such stock on the exercise date) as consideration. A proposal to amend the Directors' Option Plan is discussed later in the proxy statement.

     On February 13, 1996, 11 nonemployee voting directors of the Company received nonqualified stock options to purchase a total of 32,600 shares of the Company's common stock at an exercise price of $33.625 per share. Each eligible director, with the exception of Messrs. Garrison, Hawkins, and Maxwell, received a nonqualified stock option to purchase 2,800 shares. Messrs. Garrison, Hawkins, and Maxwell each received options to purchase 3,400 shares reflecting their added responsibilities as Chairmen of Board Committees. (These options will not begin to vest until August 13, 1996; consequently, the shares covered by the options are not included in the shares reported for the directors.)

     The Company has entered into individual indemnification agreements with all directors, including Messrs. Cash and Rose, indemnifying them as directors. The form of these agreements was approved by the Company's stockholders at the 1988 Annual Meeting.

Directors' Retirement Policy

     In May of 1992, the Board of Directors adopted a retirement policy that permits an outside director to continue serving in such position until the annual meeting following his 72nd birthday if he is actively engaged in business, financial, and community affairs. With the exception of the Company's Chief Executive Officer, any inside director is expected to resign as a director on or before the date of his retirement as an employee. The former Chief Executive Officer may serve out the remainder of his term once he retires as an active employee.

Certain Relationships and Related Transactions

     Mr. Jones serves as a member of the Board of Trustees of Intermountain Health Care, Inc. (IHC), a nonprofit corporation that provides health care services in the Company's areas of operation. The Company offers two health maintenance organizations and a preferred provider organization through IHC as options available to employees under the Company's health plan. In 1995, the Company and its subsidiaries paid IHC a total sum of $479,900 in administrative fees.

     Mr. Kadlec is the former President and Chief Executive Officer of BC Gas Inc. The Company and BC Gas, through subsidiaries, are former owners of FuelMaker Corporation, a Canadian corporation that manufacturers and markets small natural gas compressors for use with natural gas vehicles. The Company released its interest in FuelMaker during 1995. BC Gas also has several gas supply contracts with Universal Resources Corporation (a subsidiary of the Company) to purchase gas during portions of the 1995-96 and 1996-97 winter heating seasons and also has long-term contracts with Questar Pipeline Company (another subsidiary of the Company) for storage service. BC Gas paid Universal Resources and Questar Pipeline a total of $9,190,000 during 1995 for gas purchases and storage services.

     Mr. Simmons is the President and Chief Executive Officer of Zions First National Bank. Questar InfoComm, Inc., a subsidiary of the Company, has corporate credit cards through Zions and also uses an account at Zions for its payroll. The services provided by Zions to Questar InfoComm are based on commercial terms that are available to other clients.

Compensation Committee Interlocks and Insider Participation

     Mr. Harmon is Chairman of Schroder Wertheim & Co., an investment banking firm that has served the Company and its affiliates as an underwriter and agent in the past and is expected to serve the Company in such capacities in the future. He will not be a member of this Committee as of May
21, 1996. Other members of the Management Performance Committee include Messrs. Early, Garrison, Hawkins, Jones, Kadlec, and Michael and Mrs. Mead.

                     EXECUTIVE COMPENSATION

     The following Summary Compensation Table lists annual and long-term compensation earned by Mr. Cash and the other four most highly compensated officers during 1993, 1994, and 1995.

                   Summary Compensation Table

                                        Annual              Long-Term
                                        Compensation        Compensation

                                                           Restricted
                                       Base                Stock                 All Other
Name and Principal           Year      Salary    Bonus     Awards    Options     Compensation
Position                               ($)        ($)1      ($)2     (#)         ($)3
R. D. Cash                   1995       395,000    28,463    23,336   30,000      54,240
Chairman, President and      1994       377,667   126,011    89,407   30,000      49,335
Chief Executive Officer      1993       363,533    99,899    89,271   30,000      43,099

D. N. Rose                   1995       235,167     27,852   27,808   19,000      29,064
President and Chief          1994       209,500     36,061   36,053   19,000      21,713
Executive Officer            1993       200,417     38,572   38,525   19,000      18,786
Mountain Fuel Supply
Company

G. L. Nordloh                1995       235,000      25,099   16,039   22,000      25,521
President and Chief          1994       164,583      44,127   45,333   22,000      20,658
Executive Officer            1993       161,500      47,804   43,313   20,000      18,065
Celsius Energy Company,
Universal Resources
Corporation, and Wexpro
Company

A. J. Marushack              1995        225,500      6,089    6,086   19,000      28,771
President and Chief          1994        201,333     39,254   39,201   19,000      20,671
Executive Officer            1993        191,217     31,867   31,847   19,000      18,164
Questar Pipeline Company

C. M. Heiner                 1995        218,417          0        0   19,000      23,737
Senior Vice President        1994        208,983     55,264   39,256   19,000      21,891
                             1993        199,833     40,613   40,604   19,000      18,983

   1 Amounts listed under this heading for 1995 include cash payments awarded under the 1995 Annual Management Incentive Plans (AMIPs), cash payments awarded under the 1995 general employee compensation plans adopted by Celsius Energy Company/Universal Resources Corporation and Wexpro Company (E&P Plans). The amounts reported for 1994 include special cash bonuses paid to Messrs. Cash and Heiner when a business unit was sold.

   2 Amounts under this heading for 1995 include the value (as of the grant date) of any shares of restricted stock granted in 1996, in lieu of cash, as partial payment of bonuses earned under the 1995 AMIPs and the value of any shares of restricted stock granted in connection with the 1995 E&P Plans. All shares of restricted stock vest in two annual, equal installments on the first business day in February of the first and second years following the grant date. Dividends are paid on the restricted shares at the same rate dividends are paid on other outstanding shares of the Company's common stock. As of December 31, 1995, Mr. Cash had 4,683 shares of restricted stock having a market value of $156,881; Mr. Rose had 1,928 shares having a market value of $64,588; Mr. Nordloh had 2,343 shares worth $78,491; Mr. Marushack had 1,937 shares worth $64,890; and Mr. Heiner had 2,078 shares worth $69,613.

   3 The figure opposite Mr. Cash's name for 1995 includes $8,795 in contributions to the Employee Investment Plan, $20,900 in directors' fees, and $24,545 in "matching contributions" to the Deferred Share Plan. The figure listed opposite Mr. Rose's name for 1995 includes $8,795 in contributions to the Employee Investment Plan, $6,800 in director's fees, $8,853 in matching contributions to the Deferred Share Plan, and $4,615 for unused vacation. The figure listed opposite Mr. Nordloh's name for 1995 includes $8,795 in contributions to the Employee Investment Plan; $6,800 in director's fees, and $9,926 in matching contributions to the Deferred Share Plan. The figure listed opposite Mr. Marushack's name for 1995 includes $8,795 in contributions to the Employee Investment Plan; $7,300 in director's fees, $8,253 in matching contributions to the Deferred Share Plan, and $4,423 for unused vacation. The figure listed opposite Mr. Heiner's name includes $8,795 in contributions to the Employee Investment Plan, $6,800 in director's fees, and $8,142 in matching contributions to the Deferred Share Plan.

     The following table lists information concerning the incentive stock options that were granted to Messrs. Cash, Rose, Nordloh, Marushack, and Heiner during 1995 under the Company's Long-Term Stock Incentive Plan. No stock appreciation rights (SARs) were granted during 1995.

             Option/SAR Grants in Last Fiscal Year

                            % of Total
                   Options  Options Granted    Exercise or
                   Granted  to Employees in    Base Price  Expiration   Grant Date
Name                (#)1    Last Fiscal Year   ($/Share)   Date         Value ($)2
R. D. Cash          30,000  7.8                27.375      2/14/2005    212,700
D. N. Rose          19,000  5.0                27.375      2/14/2005    134,710
G. L. Nordloh       22,000  5.7                27.375      2/14/2005    155,980
A. J. Marushack     19,000  5.0                27.375      2/14/2005    134,710
C. M. Heiner        19,000  5.0                27.375      2/14/2005    134,710

     1 These incentive stock options vest in four annual, equal installments, with the first installment exercisable as of August 14, 1995. Participants can use cash or previously-owned shares as consideration for option shares. Options expire when a participant terminates his employment, unless termination is caused by an approved retirement, death, or disability. Options can be exercised for three months following a participant's approved retirement and 12 months following a participant's death or disability.

     2 When calculating the present value of options as of the date granted (February 14, 1995), the Company used the Black-Scholes option pricing model. The Company assumed a volatility of 20.81 percent, a risk free interest rate of
7.70 percent, a dividend yield of 4.16 percent, and a vesting discount of 5.7 percent. The real value of the options in this table depends upon the actual performance of the Company's stock during the applicable period. There can be no assurance that the values shown in this table will be achieved.

     The following table lists information concerning the stock options that were exercised by Messrs. Cash, Rose, Nordloh, Marushack, and Heiner during 1995 and the total options and their value held by each at year-end 1995.

       Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

                    Shares               Number of Unexercised          Value of Unexercised,
                    Acquired or Value    Options/SARs at Year-          In-the-Money Options/
                    Exercised   Realized1       End(#)2                 at Year-End ($)
Name                (#)         ($)       Exercisable Unexercisable     Exercisable Unexercisable
R. D. Cash               0            0    69,373     45,000            518,175        202,500
D. N. Rose          17,450      195,342    28,500     28,500            114,000        128,250
G. L. Nordloh       10,250       94,250    21,000     33,500             68,250        146,188
A. J. Marushack          0            0    58,500     28,500            553,500        128,250
C. M. Heiner             0            0    32,250     28,500            209,969        128,250

_____________________

       1 The "value" is calculated by subtracting the fair market value of the shares purchased on the date of exercise minus the option price. The value is equal to the amount of ordinary income recognized by each officer. The current value of the shares may be higher or lower than the aggregate value reported in the table.

       2 At year end 1995, there were no outstanding stock appreciation rights
(SARs); they have not been granted since February of 1989.

Retirement Plans

       The Company maintains a noncontributory retirement plan that is funded actuarially and does not involve specific contributions for any one individual. The following table lists the estimated annual benefits payable on a straight line annuity basis under the Company's Retirement Plan as of December 31, 1995, and, if necessary, the Company's Supplemental Executive Retirement Plan (the
SERP). The benefits shown are based on earnings and years of service for an employee reaching normal retirement age of 65 in 1995 and do not include Social Security benefits. Benefits under the Retirement Plan are not reduced or offset by Social Security benefits, although participants who retire prior to age 62 do receive a temporary supplement.

                          Pension Plan Table

Highest Consecutive        Years of Service
Three-Year Average
Annual Compensation     15            20       25       30        35
        $250,000        68,917         91,890  114,862  121,112   127,362
         300,000        83,167        110,890  138,612  146,112   153,612
         350,000        97,417        129,890  162,362  171,112   179,862
         400,000       111,667        148,890  186,112  196,112   206,112
         450,000       125,917        167,890  209,862  221,112   232,362
         500,000       140,167        186,890  233,612  246,112   258,612
         550,000       154,417        205,890  257,362  271,112   284,862
         600,000       168,667        224,890  281,112  296,112   311,112

     The Company's Retirement Plan has a "step rate/excess" benefit formula. The formula provides for a basic benefit that is calculated by multiplying the employee's final average earnings by a specified basic benefit factor and by subsequently multiplying such sum by the employee's years of service (to a maximum of 25). This basic benefit is increased for each year of service in excess of 25 and is reduced for retirement prior to age 62. Employees also receive a supplemental benefit, under the Retirement Plan, calculated by multiplying the difference between the employee's final average earnings and his "covered compensation" by a supplemental factor that varies by age. (The term "covered compensation" refers to the 35-year average Social Security wage base tied to year of an employee's birth.) Employees who retire prior to age 62 also receive a temporary supplement that is tied to years of service until they are eligible to receive Social Security benefits at age 62.

     The "final average earnings" (the average annual earnings of the three highest-paid consecutive years of service) for purposes of calculating retirement benefits for the executive officers named above is as follows: for Mr. Cash, $558,968; for Mr. Rose, $283,605; for Mr. Nordloh, $278,740; for Mr.
Marushack, $269,886; and for Mr. Heiner, $281,850. The officer's base salary, cash bonus payments, and value of restricted stock (paid in lieu of cash) reported in the Summary Compensation Table would be included in the calculation of the officer's final average earnings. The amounts reported in the Summary Compensation Table are somewhat different than the final average earnings figures because the latter figures include actual cash payments when made, not when earned, and the value of restricted stock when distributed, not granted. Dividends on the restricted shares are also included in the officer's final average earnings, but are not reported in the table. One-time extraordinary bonuses and payments for unused vacation are reported in the table, but are not included in final average earnings.

     These executive officers all participate in the Company's Executive Incentive Retirement Plan (the EIRP), described below, and may receive supplemental monthly payments after retirement in accordance with such plan. The years of service for the individuals listed in the Summary Compensation Table are 20 years for Mr. Cash, 27 years for Mr. Rose, 12 years for Mr. Nordloh, 38 years for Mr. Marushack, and 25 years for Mr. Heiner.

     The Company and its affiliates adopted the EIRP for officers in 1979. Under this nonqualified plan, a participant will receive monthly payments upon retirement equal to 10 percent of the highest average monthly base salary paid to the officer during any period of 36 consecutive months of employment. The plan also provides for a family benefit in the event of an officer's death. Messrs. Cash, Rose, Heiner, and Marushack have satisfied the 15 years of service required and have a vested right to receive benefits. Mr. Nordloh has been nominated to participate in the plan, but has not satisfied the years of service requirement. Based on current compensation, the annual benefits payable to the named officers under this plan are as follows: Mr. Cash, $37,873; Mr. Rose, $21,503; Mr. Marushack, $20,602; and Mr. Heiner, $20,908.

     Any benefits payable under the SERP are offset against payments for the EIRP. Consequently, an officer would not receive any benefits from the SERP unless his benefit under the EIRP was less than the difference between what he could be paid under the Company's Retirement Plan at the date of his retirement and what he would have earned under such plan absent federal tax limitations. Given this relationship between the two nonqualified plans and the annual compensation cap of $150,000 applicable to the Retirement Plan as of January 1, 1994, the amounts listed in the table above do not include benefits payable under the EIRP.

Executive Severance Compensation Plan

     The Company has an Executive Severance Compensation Plan that covers the Company's executive officers and all other officers of the Company and its affiliated companies. Under this plan, participants, following a change in control of the Company, are eligible to receive compensation equal to up to two years' salary and miscellaneous benefits upon a voluntary or involuntary termination of their employment, provided that they have continued working or have been agreeable to continue working for six months following a potential change in control of the Company. The plan also contains a provision that limits severance compensation and benefits payable under the plan to amounts that can be deducted under Section 280G of the Internal Revenue Code of 1986.

     The dollar amounts payable to the Company's executive officers (based on current salaries paid by the Company and its affiliates) in the event of a change in control of the Company are as follows: $832,000 to Mr. Cash; $525,200 to Mr. Rose; $517,000 to Mr. Nordloh; $478,400 to Mr. Marushack; and $458,000 to Mr. Heiner. The Company's executive officers would also receive certain supplemental retirement benefits, welfare plan benefits, and cash bonuses.

     Under the plan, a "change in control" is defined to include any change in control required to be reported under Item 6(e) of Schedule A of Regulation 14A of the Securities Exchange Act of 1934, as amended. A change in control is also deemed to occur once any acquiring person becomes the beneficial owner, directly or indirectly, of securities representing 15 percent or more of the Company's outstanding shares of common stock.

              CUMULATIVE TOTAL SHAREHOLDER RETURN

     The following graph compares the cumulative total return 1/ of the Company's common stock with the cumulative total returns of a peer group index of diversified natural gas companies prepared and published by Value Line, Inc.2/, and of the S&P Composite-500 Stock Index.


[The graph has three lines connecting the points in the following table]

Questar         $100.00        $124.04        $159.30      $207.04    $179.12       $226.64
S&P 500          100.00         130.55         140.72       154.91     157.39        216.42
Peer Group       100.00          95.20         113.27       136.47     122.53        161.69

     1/ Assumes $100 invested at the close of trading on December 31, 1990 in the Company's common stock, the published index of peer companies, and the S&P 500 Index; also assumes the dividends are reinvested. For 1995, the Company had a return of 26.5 percent compared to a return of 37.5 percent for the S&P 500 Index and a return of 32.0 percent for the published peer group index. For the five-year period, the Company had a compounded annual return of 17.8 percent compared to similar returns of 16.7 percent for the S&P 500 Index and
10.1 percent for the published peer group index.

     2 The Company chose this index of diversified natural gas companies for comparison purposes because it is a published and widely-used index.

            COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Management Performance Committee (the "Committee") is a Committee of outside directors that is chaired by W. Whitley Hawkins. Other members include Patrick J. Early, U. Edwin Garrison, James A. Harmon, William N. Jones, Robert E. Kadlec, Mary Mead, and Gary G. Michael. This Committee is responsible for reviewing and approving all elements of the total compensation program for officers of the Company and its affiliates and serves as the administrator of the Company's Stock Option Plan and Long-Term Stock Incentive Plan. The Committee is also responsible for monitoring the Company's executive compensation programs to verify that they are aligned with the Company's business strategies and financial goals. The Company believes that such programs also motivate the Company's officers to acquire and retain appropriate levels of stock ownership and are competitive with programs offered by the Company's peers. It is the Committee's opinion that the total compensation earned by the Company's officers in 1995 achieves these objectives and is fair and reasonable.

     Each year, the Committee reviews the performance of the Company on a consolidated basis and the performance of the Company's major lines of business and compares such performance to specified groups of peer companies. The Company's 1995 financial performance was negatively affected by weather that was 13 percent warmer than normal and by average natural gas wellhead prices that were 25 percent lower in 1995 than they were in 1994. Consequently, the Company's officers did not earn their target bonuses for 1995.

     The Committee also assesses the individual performance of officers, particularly the performance of R. D. Cash and a group that includes the officers listed in the Summary Compensation Table. The Committee periodically directs outside consultants to perform an in-depth audit and analysis of the total compensation paid to the Company's officers. The most recent audit was completed by William M. Mercer, Inc. (Mercer) in December of 1994. The Committee also reviews executive compensation surveys, including an annual survey on executive compensation sponsored by the American Gas Association
(AGA) and several compensation surveys published by consulting firms.

     The Company's total compensation program for officers includes base salaries, annual bonuses, and stock options. The total program is designed to attract, motivate, reward and retain the broad-based management talent required to achieve corporate objectives and increase shareholder value. Each of these aspects of the total program is discussed in greater detail below.

Base Salaries

     Base salaries for the Company's officers, including those named in the Summary Compensation Table, are reviewed on an annual basis. Such salaries are generally pegged at or near the 50th percentile or market average of survey data. Merit increases are generally based on merit compensation programs in place for the employees of the various business units. The merit increases awarded to Mr. Cash and other officers are based on an assessment of each officer's individual performance, and comparison with survey data and have been in line with, or below, the overall merit budget guidelines adopted for other employees.

     On March 1, 1995, Mr. Cash received an overall merit increase of 4.74 percent on his base salary (from $380,000 to $398,000) after the Committee determined that Mr. Cash's base salary was below the 50th percentile of AGA survey data for comparable positions in integrated natural gas companies. The Board of Directors, on the Committee's recommendation, also approved an overall merit increase of 4.52 percent for Mr. Cash effective March 1, 1996 (from $398,000 to $416,000). Mr. Cash participates in the general employee incentive compensation plan adopted by the Company's E&P affiliates. Consequently, a portion of Mr. Cash's base salary ($58,500) has been frozen and will be frozen through February of 1998.

Annual Bonuses

     All of the Company's officers, but particularly the five highest paid officers, have a significant portion of their total compensation at risk. The Company and its affiliates adopted an annual incentive compensation plan in 1982 and have consistently used the framework of this plan since then. The Committee reviews and approves minimum (85 percent), target (100 percent), and maximum (125 percent) performance levels for each specified performance objective. Factors are assigned to these performance objectives and the resulting factors are multiplied to obtain an overall factor which, in turn,
is multiplied against the target bonus.   Annual bonuses are directly linked
to the key financial and operating objectives for the major business units and for the Company on a consolidated basis.

     The Committee, at a meeting held in February of 1995, approved 1995 performance objectives for the Company and each major business unit. The performance results for the Company, on a consolidated basis, were specified net income, return on equity, and corporate operating and maintenance expense goals. The performance results for each major business unit included at least one financial goal, i.e., net income or net income and return on equity, and at least one operating efficiency goal.

     The Committee also approved target bonuses for each officer. Mr. Cash's target bonus for 1995 was set at 45 percent of his base salary; the 1995 target bonus for each of the remaining highest compensated officers was set at 40 percent of his base salary. A portion of Mr. Cash's target bonus was allocated to the performance of each major business unit. Approximately 60 percent of the target bonuses for Messrs. Rose, Marushack, and Nordloh were allocated to the performance goals for their respective business units with the remainder allocated to consolidated performance. All of Mr. Heiner's target bonus was tied to consolidated results.

     In 1995, the Company, on a consolidated basis, failed to meet the minimum performance objectives for return on equity (12.50 percent) or net income ($86,500,000). Consequently, the Company's officers did not receive
any bonuses attributable to consolidated results.   Each of the Company's
major business units achieved at least its minimum operating efficiency goals. Mountain Fuel and Wexpro also satisfied at least their respective minimum financial goals. All of the officers named in the table, with the exception of Mr. Heiner, earned a bonus for 1995, but the bonus payments were below their target bonuses.

     Mr. Cash earned a bonus of $46,700 for the performance of the Company and its affiliates under the Company's 1995 Annual Management Incentive Plan, or an overall 27.3 percent of his target bonus of $171,000. Of this amount, $23,364 was paid in cash; the remainder of the bonus was paid in 694 shares of the Company's restricted stock that will vest in equal annual installments in February of 1997 and February of 1998. (During the restricted period, Mr. Cash will receive dividends on these shares; the dividends will be treated as additional compensation for purposes of the Company's qualified and nonqualified benefit plans.) For 1995, he was eligible to receive up to 25 percent of his frozen salary if the Company's exploration and production affiliates achieved specified performance objectives and earned two cash
bonuses of $1,917 and $3,182.   (The 1995 bonus figure listed for Mr. Cash in
the Summary Compensation Table includes the cash bonus payments identified above. The value of the restricted shares granted to him in 1996 for 1995 performance is listed under the restricted stock column.)

     In February of 1996, the Committee approved annual performance objectives for the Company, on a consolidated basis, and each of its major business units. The Committee used the same categories for 1996 performance measurements as were used in 1995. The 1996 performance objectives were set after the Committee reviewed actual results for 1995 and budget numbers for 1996 and are generally higher than 1995 results and 1996 budget expectations.

     The Committee set Mr. Cash's 1996 target bonus at 50 percent of his base salary in effect at the time, or $199,000. A portion of his target bonus was again allocated to the performance of each major business unit. The 1996 target bonuses for Messrs. Rose and Nordloh were set at 45 percent of each officer's base salary, compared to 40 percent for the 1995 plan, reflecting the appointment of both men to serve as Executive Vice Presidents as of February 13, 1996.

Stock Options

     Annual grants of stock options are awarded to the Company's officers and key employees as part of their "risk-based" compensation. The Committee considers the recommendations made by the Company's senior officers for participants other than Mr. Cash, but independently determines Mr. Cash's stock option. As a general rule, the Committee uses the prior year's grant as the basis for determining each subsequent year's grant, but does increase the size of grants when participants are promoted to new positions or when surveys indicate that stock options should be increased to remain competitive. These grants are awarded pursuant to the terms of an omnibus Long-Term Stock Incentive Plan, which allows the Committee broad flexibility to use a wide range of stock-based performance awards.

     Stock options, from the Committee's perspective, focus attention on managing the Company from a long-term investor's perspective and encourage officers to have a significant, personal investment in the Company through stock ownership. Stock options awarded to officers and key employees become valuable only as the Company's performance is reflected in increased stock prices. Stock options constitute the Company's only long-term incentive compensation program. Officers are encouraged to retain their stock for long-term investment, rather than sell option shares after purchasing them.

     Based on recommendations made in the Mercer report, the Company recently adopted stock ownership guidelines for officers in 1995. Mr. Cash's stock ownership guideline is to own shares that have a value equal to four - five times his base salary. Mr. Cash currently satisfies the ownership guideline. The stock ownership guideline for the other officers in the Summary Compensation Table is three - four times their respective base salaries.

     As the Company's Chairman, President and Chief Executive Officer, Mr. Cash has consistently received the largest stock option grant. Information concerning the stock options granted to Mr. Cash and the other four named officers in 1995 is included in the table labeled "Option/SAR Grants in Last Fiscal Year." The table labeled "Aggregated Option/SAR Exercises" provides information concerning the value realized by the individual members of the group when exercising stock options in 1995 and the year-end value of their remaining stock options.

     In February of 1996, Mr. Cash received a grant to purchase 35,000 shares of the Company's stock at a fair market price of $33.625 per share. The 1996 stock options vest in four equal installments with the first installment vesting as of August 13, 1996 and have a ten-year term.

Miscellaneous

     The Committee supports the Company's historic philosophy that officers are not fundamentally different than employees but are paid more due to the nature of their responsibilities, their experience, and the greater demands on their time. Consequently, the Committee supports the Company's traditional practice of limiting the perquisites granted to officers. Company officers do not have first class travel privileges, cars, country club memberships, supplemental welfare benefit plans, executive dining room service, or personal use of the Company's airplane.

     In 1993, Congress enacted Section 162(m) of the Internal Revenue Code that generally limits the dollar amount of "compensation" paid to the individual executive officers named in the Summary Compensation Table. The primary exception to this limit, which is $1,000,000 for each officer, is for performance-based compensation. The Committee does not anticipate that the compensation paid to executive officers in the form of base salaries and incentive compensation will exceed $1,000,000 per year in the near future, but it is conceivable that an individual officer's compensation could exceed this dollar limit when stock options are included. (The ordinary income recognized by executive officers when exercising nonqualified stock options is compensation for purposes of this federal tax provision.) Based on the Committee's recommendation, the Company is requesting shareholder approval of an amendment to the Long-Term Stock Incentive Plan that would allow it to qualify under the final Section 162(m) regulations adopted by the Treasury Department and that would eliminate the possibility that the Company could not deduct all of the compensation paid to the officers listed in the Summary Compensation Table.

                                   Management Performance Committee
                                        W. Whitley Hawkins, Chairman
                                        Patrick J. Early
                                        U. Edwin Garrison
                                        James A. Harmon
                                        William N. Jones
                                        Robert E. Kadlec
                                        Mary Mead
                                        Gary G. Michael

      SECURITY OWNERSHIP, DIRECTORS AND EXECUTIVE OFFICERS

     The following table lists the shares of stock beneficially owned by each of the directors, by each of the other named executive officers, and by all directors and executive officers as a group as of March 1, 1996.

                                                     Percent of
Beneficial Owner         Number of Shares       Outstanding Shares1

Directors:
R. D. Cash 2,3,4,5,6                  223,211                   .55%
P. J. Early                             1,000                      1
U. Edwin Garrison 7                    14,227                      1
James A. Harmon 7,8                    28,964                      1
W. Whitley Hawkins 7                    7,370                      1
William N. Jones 7,8                   12,218                      1
Robert E. Kadlec 7,9                   14,750                      1
Dixie L. Leavitt 6,7                   18,863                      1
Neal A. Maxwell 6,7                    11,878                      1
Mary Mead 7                            12,800                      1
Gary G. Michae l7                       3,400                      1
D. N. Rose 3,4,5                       65,886                   .16%
Harris H. Simmons 7                     4,800                      1

Nondirector Executive Officers:
C. M. Heiner 3,4,5                     80,519                   .20%
A. J. Marushack 3,4,5,6               116,907                   .29%
G. L. Nordloh 3,4,5,6                  51,779                   .13%


All directors, senior directors,
 and executive officers
 (21 individuals) 10                  920,308                   2.2%

     1 Unless otherwise listed, the percentage of shares owned is less than .1%. The percentages of beneficial ownership have been calculated in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934.

     2 Mr. Cash is the Chairman of the Board of Trustees of the Questar Corporation Educational Foundation and the Questar Corporation Arts Foundation, two nonprofit corporations that own an aggregate of 42,596 shares of the Company's common stock. As the Chairman, Mr. Cash has voting power for such shares, but disclaims any beneficial ownership of the shares.

     3 The Company's executive officers have shares held for their accounts in the Company's Employee Investment Plan. The number of shares opposite each of their names includes shares of stock through such plan as of December 31, 1995 as follows: Mr. Cash, 29,550 shares; Mr. Rose, 15,814 shares; Mr. Nordloh, 7,563 shares; Mr. Marushack, 29,746 shares; and Mr. Heiner, 20,431 shares.

     4 The Company's executive officers have options granted them under the terms of the Company's Stock Option Plan and Long-Term Stock Incentive Plan. The number of shares opposite each of their names includes the number of shares each has vested options to acquire within 60 days after March 1, 1996 as follows: Mr. Cash, 69,373 shares; Mr. Rose, 28,500 shares; Mr. Nordloh, 21,000 shares; Mr. Marushack, 58,500 shares; and Mr. Heiner, 32,250 shares.

     5 The Company's executive officers acquired restricted shares of the Company's common stock in partial payment of bonuses earned under the Annual Management Incentive Plans. Mr. Nordloh also acquired restricted shares of the Company's common stock under employee compensation plans adopted by Celsius Energy Company/Universal Resources Corporation and Wexpro Company. The number of shares opposite each of their names includes the following shares of restricted stock beneficially owned as of March 1, 1996: Mr. Cash, 2,327 shares; Mr. Rose, 1,485 shares; Mr. Nordloh, 1,305 shares; Mr. Marushack, 897 shares; and Mr. Heiner, 717 shares. The officers receive dividends on such shares and have voting powers for such shares, but cannot dispose of them until they vest.

     6 Of the total shares reported for Mr. Cash, 3,270 are owned jointly with his wife and 4,899 are controlled by him as custodian for his son. Messrs. Leavitt, Marushack, and Maxwell own their shares of record jointly with their respective wives. Some of Mr. Nordloh's record shares are owned by a family trust.

     7 Messrs. Garrison, Harmon, Hawkins, Jones, Kadlec, Leavitt, Maxwell, Michael, and Simmons and Mrs. Mead have vested nonqualified stock options granted under the terms of the Directors' Plan to purchase shares of common stock as follows: Mr. Garrison, 3,650 shares; Mr. Harmon, 4,950 shares; Mr. Hawkins, 7,150 shares; Mr. Jones, 3,500 shares; Mr. Kadlec, 11,150 shares; Mr. Leavitt, 7,000 shares; Mr. Maxwell, 5,100 shares; Mr. Michael, 2,100 shares; Mr. Simmons, 4,200 shares; and Mrs. Mead, 3,500 shares.

     8 Mr. Harmon's wife owns 2,000 shares of common stock. Mr. Harmon disclaims any beneficial interest in these shares. Mr. Jones' wife owns 90 shares of the Company's common stock; Mr. Jones disclaims any beneficial interest in the shares owned by his wife.

     9 Mr. Kadlec's wife owns 200 shares of common stock. Mr. Kadlec has voting control and investment control over such shares. Such shares are included in the shares listed opposite his name.
     10 The total number of shares reported for this group includes vested options to purchase 387,423 shares of stock. When vested options are excluded, the group, own approximately 1.3 percent of the outstanding shares of the Company's common stock.

             SECURITY OWNERSHIP, PRINCIPAL HOLDERS

     The following table sets forth information, as of December 31, 1995, with respect to each person known or believed by the Company to be the beneficial owner of five percent or more of its common stock:

                                    Shares and
Name and                             Nature of
Address of                          Beneficial                    Percent
Beneficial Owner                     Ownership                    of Class

First Security Bank of Utah N.A.     4,072,485                      10.0
79 South Main Street                Trustee for
Salt Lake City, Utah 84111       Company Employee
                                    Benefit Plans
                                     and Bank1

 __________________

     1Of this total, First Security beneficially owns 3,971,820 shares in its role as trustee of employee benefit plans sponsored by the Company. Participating employees control the voting of such shares.

                  BOARD OF DIRECTOR PROPOSALS

Proposal Number One:   Amendments to Long-Term Stock Incentive Plan

     The Company's Board of Directors is recommending that shareholders approve amendments to the Company's Long-Term Stock Incentive Plan (Stock
Plan), which was originally approved by shareholders in May of 1992. The proposed amendments would impose a new limit on the size of a stock option that could be granted to any participant per year; would vest the Management Performance Committee, as the administrator of the Stock Plan, with more flexibility in determining the period of time in which stock options must be exercised following retirement; and would enlarge the group of eligible participants to include consultants and officers and key employees of affiliated (not just subsidiary) organizations. A copy of the amended Stock Plan is included as Exhibit No. 1.

     General Description of Plan. The Stock Plan was adopted to encourage officers and selected key employees to acquire and retain a proprietary interest in the Company and to give them an increased incentive to contribute to the Company's future growth and success. The Stock Plan is often referred to as an "omnibus" plan because it allows the Board, upon the recommendation of the Committee, to use nonqualified stock options, incentive stock options, restricted stock, performance-based stock, and any other awards valued in whole or in part by reference to the Company's common stock.

     The Stock Plan has a 10-year term and will expire in May of 2001 unless extended by approval of shareholders. The number of shares available for options or other awards in any one year is limited to one percent of the outstanding shares of the Company's common stock as of the first day of each calendar year for which the Stock Plan is effect. As of January 1, 1996, the Company had 40,697,814 shares of stock outstanding, making an additional 406,978 shares available for awards under the Stock Plan. All shares available in any year that are not granted through stock options or other awards are available for use in subsequent years. As of January 2, 1996, there were 428,684 shares that were available from prior years.

     Options and Restricted Stock. A total of 1,962,392 shares have been used since the Stock Plan was approved in 1991. These shares include 1,896,625 shares covered by incentive stock options and nonqualified stock options granted to 73 participants and 65,767 shares of restricted stock granted as partial payment of earned bonuses. The Stock Plan requires that options all be granted at the fair market value as of the date of grant. Options granted under the Stock Plan include 369,000 shares at a purchase price of $19.625, 381,125 shares at a per share price of $28.875, 371,000 shares at a per share price of $31.50, 379,000 shares at a per share price of $27.375, and 396,500 shares at a per share price of $33.625. Each of these options has a 10-year term and vests in four, annual and equal installments beginning six months from the date of the grant.

     The following table lists information concerning the stock options that have been awarded under the Stock Plan since its adoption in 1991.

          Name or Group                      Number of Option Shares

          R. D. Cash                                 155,000
          D. N. Rose                                  99,000
          G. L. Nordloh                              108,000
          A. J. Marushack                             94,000
          C. M. Heiner                                93,000
          All current executive officers (9)         797,000
          All other employees (64)                 1,099,625

     Nonemployee directors are not eligible to participate in the Stock Plan. (The tables listed on pages 10-11 contain additional information concerning the options granted to the Company's highest paid officers.)

     On March 22, 1996, the closing price of the Company's common stock as reported on the New York Stock Exchange was $31.125.

     Administration. As previously noted, the Management Performance Committee is the named administrator the Stock Plan; no Committee member is an employee or former employee of the Company and none is eligible to receive any awards under the Stock Plan. The Committee has the authority to select participants to whom awards are granted and to determine the types of awards and the number of shares covered by awards. The Committee is also responsible for establishing the terms, conditions, and provisions of all awards, subject to the terms of the Stock Plan, and to make any determinations that involve the administration of the Stock Plan.

     Change in Control. Any options or restricted stock granted pursuant to the term of the Stock Plan become vested once the Company obtains actual knowledge of a "change in control" of the Company. A change in control is defined to include any "person" becoming the beneficial owner of 15 percent or more of the Company's voting securities; shareholder approval of a plan, or merger, or consolidation of the Company where the Company is not the survivor, or a sale or deposition of all or substantially all of the Company's assets, or of a plan of liquidation or dissolution of the Company; or a "Distribution Date" within the meaning of the Company's Shareholder Rights Plan dated as of February 13, 1996.

     Tax Consequences. The following discussion summarizes certain federal tax consequences of stock options granted under the Stock Plan based on current provisions of the Internal Revenue Code. It is intended as a general summary only and may not apply to participants who have special tax circumstances. It does not address foreign, state, or local tax consequences, which may differ; nor does it address federal gift and estate tax consequences.

     The grant of an option will not create any tax consequences for the participant of the Company. Upon exercising a nonqualified stock option, the optionee must recognize ordinary income equal to the difference between the exercise price and the fair market value of the stock on the date of exercise. The Company is entitled to a deduction for the same amount. When disposing of shares received pursuant to exercising a nonqualified stock option, the participant will recognize short- or long-term gain depending upon the participant's holding period for such shares. To the extent not offset by capital loss, any capital gain will be taxed at ordinary income rates, subject to a current overall maximum rate of 28 percent. A participant's disposition of shares obtained through exercising a nonqualified stock option has no tax consequences for the Company.

     Upon exercising an incentive stock option, a participant recognizes no federal taxable income and the Company receives no deduction at the time of exercise. The participant's tax consequences when disposing of shares obtained pursuant to exercising an incentive stock option depend on the length of time the shares have been held. If the participant has held the shares for two years after the incentive stock option was granted and one year after it was exercised, he recognizes long-term capital gain (or loss) equal to the difference between the sale price of the shares and the exercise price. If the participant fails to satisfy these holding periods, he must recognize ordinary income, and the Company is entitled to a deduction equal to the amount of the ordinary income recognized by the participant.

     Proposed Amendments. Section 162(m) of the Internal Revenue Code, which was adopted as part of the Omnibus Budget Reconciliation Act of 1993, provides that a publicly-held corporation cannot deduct compensation paid to certain "covered employees" to the extent that such compensation exceeds $1 million per tax year. Covered employees include Mr. Cash and the other executive officers named in the Compensation Table. Income derived from stock options (ordinary income recognized when exercising nonqualified stock options and ordinary income recognized when making a disqualifying disposition of shares obtained through exercising an incentive stock option) is treated as compensation for tax purposes and would be subject to this deductibility limit unless the underlying plan satisfies specified requirements. The only requirement not satisfied by the Company's Stock Plan is a requirement that the plan provide for a maximum number of shares for which options may be granted to any participant during any fiscal year.

     The Board of Directors, upon the Committee's recommendation, has approved an amendment that would limit the number of shares covered by awards granted to any single individual in any fiscal year to 100,000 shares. (This number would be subject to adjustment for any stock split, recapitalization, or other similar event.) The Stock Plan does not currently contain this limitation, although the Committee's largest grant to any individual in any year has been 35,694 shares (35,000 shares subject to options and 694 restricted shares). The Committee does not anticipate using 100,000 shares for options granted to current officers but wants the flexibility to have up to 100,000 shares if it needs to provide a special incentive to hire someone from outside the Company.

     The Stock Plan currently contains an express provision that a participant, upon retirement, has three months in which to exercise any options vested as of the date of his retirement. This provision has been characterized as "unusually restrictive" by executive benefit consultants who note that it is not uncommon for participants to be given several years after retirement in which to exercise stock options. The Committee has recommended that the three-month limitation be deleted from the Stock Plan and that it be expressly given the flexibility to determine the period of time, up to three years following retirement, in which any given participant may exercise stock options.

     The Stock Plan also limits eligibility to officers and key employees of the Company and its subsidiaries, which was a provision in the original incentive stock option plan adopted by the Company in 1989. Tax rules limit incentive stock options to employees of affiliated companies, but they do not contain similar provisions for nonqualified stock options, restricted stock, or other performance-based stock awards.

     The Company envisions that it may engage in joint venture activities with other entities and ask officers and other key employees to take employment positions with such joint venture organizations. These organizations would likely not be classified as subsidiaries for consolidated tax return purposes even though the Company's investment in such entities could have a significant impact on the Company's operating revenues, income, and stock price. Consequently, the Board of Directors, acting upon the Committee's recommendation, has adopted an amendment to the Stock Plan that would enlarge the classification of eligible participants to include employees of an organization in which the Company has a significant equity investment, as determined by the Board.

     The Board of Directors recommends a vote "FOR" approval and ratification of the amendments to the Company's Stock Plan. Approval of the proposed amendments to the Stock Plan requires the receipt of more affirmative votes than negative votes cast for the shares represented at the Annual Meeting.

Proposal Number Two:  Amendments to Stock Option Plan for Directors

     The Company has a Stock Option Plan for Directors (Directors' Option
Plan), which was approved by shareholders in May of 1987 and which was amended, with shareholder approval, in May of 1991. An aggregate of 320,000 shares is reserved for issuance under the terms of the Directors' Option Plan, which will expire in May of 1996 unless it is extended. Of the 320,000 reserved shares, 138,812 shares have been issued pursuant to the exercise of nonqualified stock options and 128,900 shares are subject to outstanding options. Mr. R. D. Cash, the Company's Chairman, President and Chief Executive Officer, recommended to the Board that the Directors' Option Plan be amended to provide for an additional 150,000 shares and to extend the term to May of 2001. Additional amendments provide for an increase in the number of shares covered by each option, extend the period of time in which directors may exercise vested options after their retirement, and shorten the time period for vesting to occur. The Board of Directors accepted Mr. Cash's recommendations, subject to shareholder approval.

     The material features of the Directors' Option Plan are described below. A copy of the amended Directors' Option Plan is included as Exhibit No. 2.

     Purpose. The Directors' Option Plan was originally adopted and is proposed to be extended in order to encourage nonemployee directors to promote the value of the Company's common stock and acquire a larger stock ownership interest in the Company. The Directors' Option Plan was also designed to reinforce the community of interest between the Company's stockholders and directors and to provide a form of compensation to attract and retain highly qualified individuals to serve as directors.

     Operation of Plan. Nonemployee voting directors receive nonqualified stock options on the day of the Company's first regularly scheduled meeting of the Board of Directors each year. Pursuant to the current terms of the Directors' Option Plan, each eligible director received a nonqualified stock option to purchase 2,800 shares; the directors who also serve as Chairmen of a Board Committee each receive an additional 600 shares for each such assignment. As amended, the Directors' Option Plan provides that each director would receive an annual nonqualified stock option to purchase 3,200 shares and that directors who also serve as Chairmen would receive an incremental 800 shares. The option price is equal to the closing price of the Company's stock on the date of grant. The Directors' Option Plan is a nondiscretionary plan and participation does not disqualify directors from serving as administrators of grant and award plans under Section 16(b) of the Securities Exchange Act of 1934.

     Eligibility and Administration. Participants are limited to nonemployee voting directors of the Company. The Directors' Option Plan is administered by the Option Committee, a group consisting of at least three officers appointed by the Company's President. These individuals are not eligible to participate in the Directors' Option Plan.

     Other Terms and Conditions. Under the terms of the Directors' Option Plan, the stock options must be nonqualified options. As originally adopted, the Directors' Option Plan provided that a participant's option expires upon the date of death, resignation, removal from the Board, or expiration of status as an elected director. The Directors' Option Plan, as proposed to be amended, would provide that a participant (or his estate) would have one year following the date of death or retirement to exercise any options that were vested at the date of such death or retirement. In the event of a director's removal, the options would terminate as of the date of removal.

     The options granted prior to February of 1993 have five-year terms and vest in two equal installments, with the first increment vesting six months after grant date. Options granted since then have 10-year terms and vest in four annual, equal installments beginning six months after grant date. As amended, the Directors' Option Plan provides for 10-year terms, but shares vest in one installment six months after grant date. An option is exercised by delivering a written notice of exercise and payment of the full option price to the Option Committee. A participant may purchase option shares by delivering shares of the Company's common stock owed by him that have a fair market value equal to the purchase price of such shares.

     Change in Control. Options become immediately exercisable once the Company obtains actual knowledge of a "change in control" of the Company. A change in control is defined to include any "person" becoming the beneficial owner of 15 percent or more of the Company's voting securities; shareholder approval of a plan or merger or consolidation of the Company where the Company is not the survivor, of a sale or disposition of all or substantially all of the Company's assets or of a plan of liquidation or dissolution of the Company; or a "Distribution Date" within the meaning of the Company's Shareholder Rights Plan dated as of February 13, 1996.

     Tax Consequences. A director will not recognize income when receiving an option. Upon exercising a nonqualified stock option, the director recognizes ordinary income equal to the difference between the exercise price and the fair market value of the stock on the date of exercise. The Company is entitled to a deduction for the same amount.

     Amendments. The Company's Board of Directors may alter, amend, suspend or discontinue the Directors' Plan, except that it cannot make any material changes without the approval of the shareholders and cannot make any amendment to or termination of the Directors' Option Plan that would affect previously granted options without the consent of the participating directors. The Board of Directors may not amend the Plan more often that every six months unless the amendment is necessary to comply with tax laws.

     Conclusion. Information concerning the number of shares covered by each director's option is presented above under "Election of Directors." Information concerning the most recent grant of options under the Directors' Option Plan is presented above under "Directors Compensation." On March 22, 1996, the closing price of the Company's common stock was $32.125 per share. As of such date the market value of the additional 150,000 shares reserved for issuance under the Directors' Option Plan is $4,818,750.

     The Company's Board of Directors, including Messrs. Cash and Rose, believe that continuing the Directors' Option Plan and reserving more shares will continue to provide an incentive for nonemployee directors to increase their stock ownership and will reinforce the community of interest between the Company's stockholders and directors.

     Approval of proposed amendments to the Directors' Option Plan requires the receipt of more affirmative votes than negative votes cast for the shares represented at the Annual Meeting. The Board of Directors recommends that shareholders vote "FOR" this proposal.

Proposal Number Three:  Directors' Stock Plan

     In February of 1996, the Board of Directors adopted the Questar Corporation Directors' Stock Plan (Directors' Stock Plan) and determined that it should be submitted to the Company's shareholders for approval. The Directors' Stock Plan will become effective immediately upon approval by the shareholders. The plan, which involves a maximum of 50,000 shares of the Company's common stock, permits nonemployee directors to receive all or part of their annual retainer and meeting fees in stock rather than in cash. The Directors' Stock Plan was adopted to permit directors to increase their ownership of the Company's common stock and to tie the directors' interests more closely with those of shareholders.

     The complete text of the Directors' Stock Plan is set forth in Exhibit No.3. The following summary highlights several important features of it.

     General Terms. The nonemployee directors of the Company currently receive an annual retainer fee of $12,000 in monthly installments. They also receive a meeting fee of $800 per meeting for each Board meeting they attend and $600 for each Committee meeting they attend. Committee Chairmen receive an incremental $150 for each Committee meeting at which they preside. All nonemployee directors of the Company also serve as a director of one or the Company's three primary subsidiaries; for this service, they receive an annual retainer of $4,800, plus meeting fees of $500. The fees paid to nonemployee directors by the Company's subsidiaries may also be paid in shares of the Company's common stock.

     The Directors' Stock Plan will permit nonemployee directors of the Company to elect to receive all or a portion (in 25 percent increments) of their retainer fees, meeting fees, or total fees in the Company's common stock. Elections must be made six months in advance, and revocation of such changes will not become effective for six months after revocation notices are received. An election to receive fees in stock will result in shares being credited to the director as of the first day of each month. The number of shares will be calculated using the fair market value of the Company's common stock, which is defined as the closing price of the stock as reported on the New York Stock Exchange on the first day of each month (or the preceding business day if the first day of the month is not a business day.) Shares will be credited to directors on a book entry account basis. Upon request, directors may receive certificates representing whole shares credited to their accounts. The fair market value of the shares will be included in the director's taxable income for the year in question.

     Eligibility. Only the Company's nonemployee voting directors are eligible to participate in the Directors' Stock Plan. At the current time, 11 directors are eligible to participate.

     Administration. The Board of Directors will administer the Directors' Stock Plan. The Option Committee is authorized to interpret the Directors' Stock Plan. The plan is nondiscretionary in its principal provisions; administration of the Directors' Stock Plan will not cause any director to lose status as a "disinterested director" under the rules promulgated by the Securities and Exchange Commission to interpret and enforce Section 16(b) of the Securities Exchange Act of 1934.

     Available Shares. The maximum number of shares of common stock issuable under the Directors' Stock Plan is 50,000 shares, which may consist of either original issue shares or shares purchased on the open market. The number of shares is subject to automatic adjustment in certain circumstances, such as a stock split, stock dividend, merger, consolidation, reorganization, or other similar changes.

     Amendment and Termination. The Board of Directors may terminate or amend the Directors' Stock Plan without shareholder approval except to the extent that applicable law or regulation requires such approval or unless the Board of Directors, on advice of counsel, determines that shareholder approval is otherwise necessary or advisable. The Directors' Stock Plan cannot be amended more often than every six months unless the amendment is necessary to comply with tax rules.

     Relationship to Other Plans. The Company's nonemployee directors currently have the right to defer their fees and to have such fees accounted for as if invested in shares of the Company's common stock (phantom stock option) or credited with interest using monthly rates on long-term certificates of deposit. Some of the Company's eligible directors are currently deferring their fees and have selected the phantom stock option to account for such fees. These directors are deferring receipt of their fees and will not be taxed on the value of the shares until they receive a cash distribution upon retirement or resignation equal to the fair market value of the shares. Directors who elect to be paid with actual shares of stock under the Directors' Stock Plan will be taxed as if they had received the fees.

     The Company's nonemployee directors also receive nonqualified stock options to purchase shares of the Company's common stock. The shares of stock received in lieu of fees may be used as consideration for option shares once they have been held for six months.

     Conclusion. The Directors' Stock Plan is being submitted for shareholder approval in order to comply with the provisions of Rule 16b-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934. Compliance with such provisions exempts the acquisition of shares under the Directors' Stock Plan from the operation of Section 16(b) of such act.

     The proposal to approve the Directors' Stock Plan requires the receipt of more affirmative votes than negative votes cast for shares represented at the Annual Meeting. The Board of Directors recommends a vote "FOR" approval of the Directors' Stock Plan.

                        UFCW  PROPOSALS

     The United Food and Commercial Workers Union, Local 99R, with headquarters in Phoenix, Arizona (UFCW), is engaged in a corporate campaign against Albertson's, a large retail merchandiser with headquarters in Boise, Idaho, and against Gary G. Michael, the Chairman and Chief Executive Officer of Albertson's, who serves as a director of the Company. This corporate campaign arises from labor disputes between the UFCW and Albertson's.
The UFCW has chosen to extend the campaign to corporations that have links to Albertson's through its directors and officers. In its solicitation materials, the UFCW acknowledges that it is not involved in a labor dispute with the Company. The UFCW is not a bargaining agent for the Company's employees, all of whom are nonunion.

     The UFCW, the record shareholder of 100 shares, has advised the Company of its intent to present two resolutions for separate votes at the Annual Meeting. The UFCW's first resolution is as follows:

          RESOLVED, that shareholders recommend the Company adopt a policy of confidential shareholder voting, with the sole exception being any disclosure ordered by a court. This resolution shall not be construed as preventing the Company from using its own staff to count votes, so long as this staff does not engage in soliciting or report individual shareholder's votes to management or its proxy solicitors. This resolution shall not be construed as preventing management from receiving any information contained on the cards other than how they were voted, nor as preventing management from contacting shareholders who have not yet sent in cards.

          The Company's Board of Directors recommends that shareholders vote "AGAINST" the resolution because it is unnecessary in routine solicitations and restrictive in contested issues. The Company's Shareholder Services department functions as a transfer agent and maintains all shareholder records. It currently receives proxy cards after the envelopes are opened and tabulates the votes. This department notes the address and status changes identified by stockholders on the proxy cards. It periodically prepares a list of record shareholders who own shares in excess of a specified number and contacts these shareholders (or arranges for them to be contacted) and encourages them to return their proxy cards. This department also segregates those cards that have comments or questions that warrant attention from the Company's management and sends those cards to management. In routine solicitations, the Company is effectively handling proxy cards returned by record shareholders in the manner suggested by the UFCW. The Board of Directors, however, wants to retain the flexibility to use different procedures when soliciting support in contested or complex situations.

     The Company uses a proxy solicitation firm when it is proposing complex issues, particularly if they fall outside the New York Stock Exchange's discretionary voting rules. The Company's financial officers also make direct contacts with large institutional investors to make sure they understand the Company's proposals and to encourage their support. In these situations, it is critical for both the Company and its retained solicitation firm to determine whether and how these large investors have voted. The Company's Board of Directors believes that the UFCW's proposal would hamper the Company's ability to communicate directly with investors, particularly in contested elections or issues.

     The Board of Directors is also concerned that the concept of confidential voting as outlined in the UFCW's resolution is different than widely-held notions of it. The Company's Board does not want to formally adopt these procedures, only to incur additional pressure to make changes that will increase the cost and administrative complexity of communicating with shareholders.

     More than 85 percent of the Company's outstanding shares of common stock are held by beneficial owners. Some beneficial owners are large institutional investors that are not subject to coercion and that may want their votes on particular issues to send a message to the Company's management. Other beneficial owners are individuals who choose to own shares through a broker or trustee, rather than in their own names. The votes cast by individuals are transmitted to the Company through brokers, trustees, or agents, and the Company currently does not have access to any information about the votes cast by individual beneficial owners. The UFCW's confidential voting proposal would not affect these individual owners. (The Company, through complying with non-objecting beneficial ownership proceedures may learn the identity of some individual owners. It cannot use these rules to obtain information about their votes.) The UFCW's confidential voting proposal, however, would effectively preclude the Company's management from knowing how large institutional investors are voting and trying to understand why.

     The Company's largest single shareholder is the trust for the Company's Employee Investment Plan. The Company has 2,550 employees and retired employees who own 3,971,820 shares (as of December 31, 1995) through this plan. (These shares are included in the 85 percent figure used above.) First Security Bank of Utah, N.A., as the trustee of the plan, receives confidential voting instructions from plan participants and then submits one proxy to the Company.

     The following is the text of the UFCW's second resolution:

          RESOLVED, that shareholders recommend the Company end its policy of offering golden parachute (severance benefits) to employees who voluntarily quit after a change in control, unless and until such a policy is approved by shareholder vote.

          The Board of Directors recommends a vote "AGAINST" the UFCW's second resolution for the following reasons:

     The Company's Executive Severance Compensation Plan (Severance Plan), which is described on pages [13-14] of the Proxy Statement, was adopted in September of 1983. The Board of Directors believes that this plan, pursuant to which officers of the Company and its affiliates are entitled to receive up to two years' salary and other specified benefits in the event of a change in control, serves the best interest of shareholders and is an impartial and appropriate element of sound corporate governance. The Severance Plan is designed to ensure that management assesses a takeover bid objectively and advises the Board if the bid is in the best interest of the Company and its shareholders without undue concern for personal financial loss or other personal uncertainties, even if supporting a change in control may result in the loss of their jobs. The Severance Plan is designed to keep the officers' undivided attention on their duties, precisely at the time when such attention is needed. In the absence of such protection, officers would more likely be tempted to leave the Company for another position that offers greater security. The Severance Plan is intended to minimize, rather than create, a conflict of interest for officers in the event of a tender offer or other takeover bid.

     The Severance Plan has no current cost to the Company or its shareholders; no payments have ever been made under the Severance Plan. Benefits under the Severance Plan are limited to amounts that can be deducted under applicable tax laws and can generally be characterized as "modest" in comparison to other change of control agreements. The Board of Directors also believes that the Severance Plan does not affect the legal responsibility of officers to the shareholders with respect to discharging their duties and responsibilities.

     The Board believes that changing the Severance Plan and renegotiating the benefits that have been promised to officers may weaken the Board's ability to attract and retain the best-qualified officers, which could deprive the Company and shareholders of the strength and leadership necessary to strive for long-term maximization of shareholder value.

     The Company's Board of Directors deplores the tactics and questions the motives of the UFCW. The Board of Directors believes that labor-management issues should be resolved at the bargaining table or in other traditional labor-management arenas, not through corporate campaigns that use the proxy process. The Board also believes that it is particularly unfair and inappropriate for the UFCW to seek to involve the Company and its stockholders in the UFCW's dispute with another corporation. The Board of Directors believes that the two proposals submitted by the UFCW are not in the best interest of the Company and its shareholders. The Board recommends that shareholders vote "AGAINST" both resolutions advocated by the UFCW.

                       INDEPENDENT AUDITORS

     The firm of Ernst & Young LLP, independent auditors, has audited the accounts of the Company for a number of years, including 1995 and is expected to continue doing so. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire, and will be able to respond to questions.

                      STOCKHOLDER PROPOSALS

     The Company must receive proposals from stockholders on or before December 4, 1996, in order to have such proposals evaluated for inclusion in the proxy materials relating to the Company's 1997 Annual Meeting of Stockholders, which is scheduled to be held on May 20, 1997. Any proposal submitted for the proxy materials will be subject to the rules of the Securities and Exchange Commission concerning stockholder proposals.

                ANNUAL REPORT AND FORM 10-K REPORT

     An annual report for the year ending December 31, 1995, containing financial and other information about the Company, has been recently mailed to all stockholders of record.

     The Company will send, without charge, a copy of its 1995 Annual Report on Form 10-K (excluding exhibits), as filed with the Securities and Exchange Commission, to any stockholder upon written request. Requests should be sent to Connie C. Holbrook, Vice President and Corporate Secretary, P. O. Box 45433, Salt Lake City, Utah 84145-0433.

                     SECTION 16(a) COMPLIANCE

     Pursuant to Section 16(a) of the Securities Exchange Act of 1934 and regulations promulgated by the Securities and Exchange Commission, the Company's directors, certain officers, and persons that own more than 10 percent of the Company's stock, are required to file reports of ownership and changes in ownership with the Commission and the New York Stock Exchange and to furnish the Company with copies of all such reports they file.

     Based solely on its review of copies of such reports received or written representations for certain reporting persons, the Company believes that all filing requirements were satisfied.

                          OTHER MATTERS

     The directors and officers know of no additional matters that are likely to be brought before the meeting. If any other business requiring a vote of the stockholders should properly come before the meeting or any adjournment or postponement of such meeting, the persons named in the enclosed proxy intend to vote in accordance with their best judgment.

     Pursuant to the Company's Bylaws, business must be properly brought before an annual meeting in order to be considered by stockholders. The Bylaws specify the procedure for stockholders to follow in order to bring business before an annual meeting. A stockholder who wants to nominate a person for election as a director must deliver a written notice, by certified mail, to the Company's Secretary. Such notice must be received not less than 50 days nor more than 90 days prior to the date of the meeting. The notice must set forth (1) the name, address, and stock ownership of the person making the nominations; (2) the name, age, business address, residential address, and principal occupation or employment of each nominee; (3) the number of shares of the Company's stock owned by each nominee; (4) a description of all arrangements and understandings between the stockholder and nominee pursuant to which the nomination is made; and (5) such other information concerning the nominee as would be required, under the rules of the Securities and Exchange Commission, in a proxy statement soliciting proxies for the election of the nominee.
The notice must also include the signed consent of the nominee to serve as a director if elected.

     The Company's Bylaws also require that any stockholder who is entitled to vote at the annual meeting and who wants to submit a proposal at such meeting without having it considered through the proxy materials, must deliver a written notice of the proposal, by certified mail, to the Company's Secretary. Such notice must be received not less than 50 days nor more than 90 days prior to the date of such meeting. The notice must set forth (1) a brief description of the proposal; (2) the stockholder's name, address, and stock ownership; and (3) any material interest of the stockholder in the proposal. A copy of the Company's Bylaws specifying the requirements will be furnished to any stockholder upon written request to the Secretary.

                                   By Order of the
                                   Board of Directors



                                   Connie C. Holbrook
                                   Vice President and Secretary